EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into the Registration Statements of iCAD, Inc. and subsidiaries on Forms S-8, (No. 333-201874, 333-187660, 33-72534, No. 333-99973, No. 333-119509, No. 333-139023, No. 333-144671 and No. 333-161959), and on Forms S-3, (No. 333-169716, 333-176777 and 333-178952), of our report dated March 11, 2016, relating to the consolidated financial statements of iCAD, Inc. and subsidiaries as of December 31, 2015, which appears in this Annual Report on Form10-K.

/s/ BDO USA, LLP

Boston, Massachusetts

March 11, 2016